Fairchild Semiconductor to Repurchase $100 Million of Common Stock

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, announced today that its Board of Directors has authorized the repurchase of up to $100 million of the company's common stock. Fairchild will repurchase shares from time to time in the open market or in privately negotiated transactions.

"We are excited to initiate this enhanced share repurchase program as an efficient method to return excess cash to our shareholders," said Mark Thompson, Fairchild's chairman and CEO. "Fairchild has consistently reduced debt and strengthened its balance sheet during the last five years. We completed a significant investment cycle to increase our 8 inch wafer fabrication capabilities last year and now expect lower capital spending for many years. The operational efficiency actions we are planning should further increase our profitability and cash flow. This share repurchase program illustrates Fairchild's confidence in its ability to grow sales and earnings as well as our commitment to shareholders."

This authorization permits the company to repurchase up to $100 million of common stock before December 31, 2014. This repurchase program is expected to reduce share count by approximately 6% based on the current stock price.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. With respect to the share repurchase program, any repurchased shares will be available for use in connection with our stock plan and for other corporate purposes. The repurchase program may be suspended or discontinued at any time. Several factors may negatively affect our ability to repurchase shares, including the following: changes in market conditions; failure to achieve expected savings and cash flow from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.